Exhibit 99.1

Vaughan Foods Announces Settlement of Lawsuit Challenging the Reser’s Merger

MOORE, Okla., September 12, 2011 – Vaughan Foods, Inc. (OTCBB:FOOD.PK), announced that it has reached an agreement in principle to settle the purported class action lawsuit challenging the proposed merger of Vaughan and Reser’s Fine Foods, Inc. (“Reser’s”).

As previously disclosed, Vaughan, Reser’s, and Reser’s Acquisition, Inc., an Oklahoma corporation and a wholly owned subsidiary of Reser’s (“Acquisition”), entered into an Agreement and Plan of Merger, dated July 6, 2011, (the “Merger Agreement”), pursuant to which Reser’s would acquire Vaughan for an aggregate purchase price of $18.25 million payable to the shareholders of Vaughan and certain holders of options and warrants to purchase shares of Vaughan common stock, as a result of a merger of Acquisition with and into Vaughan (the “Merger”).

In conjunction with the Merger, Vaughan filed proxy material (as amended, the “Proxy Statement”) with the Securities Exchange Commission (the “SEC”) containing detailed information and relevant documents relating to the Merger. Included in the Proxy Statement was a brief description of a putative shareholder lawsuit, styled as Kevin Wolters v. Herbert Grimes et al. (the “Action”), filed against the individual members of the Board of Directors of Vaughan, Vaughan, Reser’s and Acquisition in the United States District Court, Cleveland County, Oklahoma (the “Court”). Effective as of September 9, 2011, the parties to the Action entered into a Memorandum of Agreement, pursuant to which the Action would be settled in consideration for Vaughan having made certain additional disclosures relating to the Merger, which were included in a Current Report on Form 8-K filed with the SEC on September 9, 2011, which can be accessed at

http://sec.gov/Archives/edgar/data/1376556/000093041311005961/c66851_8-k.htm and the defendants’ agreement to pay plaintiff’s reasonable legal counsel’s fees and disbursements in an amount to be negotiated or, if no agreement can be reached, an amount to be determined by the Court. The settlement is subject to the parties agreeing on, executing and presenting to the Court within 60 days a formal Stipulation of Settlement that will dismiss the Action with prejudice against all the defendants.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods and is uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. Vaughan sells to both food service and retail sectors. Its products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes.

Investor Relations Contact

Vaughan Foods, Inc.

Gene Jones

Secretary, Treasurer and Chief Financial Officer

405.794.2530